Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-117211, No. 333-118169 and No. 333-135497 on Form S-8, and No. 333-145641 on Form S-3, of our reports dated February 25, 2008, relating to the consolidated financial statements of Life Time Fitness, Inc. (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s change in method of accounting for share-based compensation in 2006, as described in Note 2 to the consolidated financial statements) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 25, 2008